                                                                    EXHIBIT 99.1

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                       AND

      MANAGEMENT'S NARRATIVE ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

            FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2003 (RESTATED)

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

When we make statements containing projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, transactions for the sale of parts of our operations and financings related thereto, when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making "forward-looking statements." These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.

In addition to the matters described in this report and the exhibits attached hereto, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

         - Changes in laws and regulations, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

         - The outcome of pending lawsuits, governmental proceedings and investigations;

         - The effects of competition, including the extent and timing of the entry of additional competitors in our markets;

         -    Liquidity concerns in our markets;

         -    Our pursuit of potential business strategies;

         - The timing and extent of changes in commodity prices and interest rates;

         - The availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

         - Weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

         - Financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

         - The creditworthiness or bankruptcy or other financial distress of our counterparties;

         -    Actions by rating agencies with respect to us or our competitors;

         -    Acts of terrorism or war;

         -    The availability and price of insurance;

         - Political, legal, regulatory and economic conditions and developments; and

         - The successful operation of deregulating power markets; the reliability of the systems, procedures and other infrastructure necessary to operate our retail electric business, including the systems owned and operated by the independent system operator in ERCOT; and

         - The resolution of the refusal by certain California market participants to pay our receivables balances and the resolution of the refund methodologies.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

                  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2003

                                TABLE OF CONTENTS

Consolidated Interim Financial Statements of Orion Power Holdings, Inc. and Subsidiaries:

Consolidated Balance Sheets (unaudited)
      December 31, 2002 and March 31, 2003 (as restated)..................................................       1

Statements of Consolidated Operations (unaudited)
     For the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through
     March 31, 2002 and for the three months ended March 31, 2003 (as restated)...........................       2

Statements of Consolidated Cash Flows (unaudited)
     For the periods from January 1, 2002 through February 19, 2002 and February 20, 2002
     through March 31, 2002 and for the three months ended March 31, 2003 (as restated)...................       3

Notes to Unaudited Consolidated Interim Financial Statements..............................................       4

Management's Narrative Analysis of Financial Condition and Results of Operations  ........................      20

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                               DECEMBER 31, 2002    MARCH 31, 2003
                                                                               -----------------    --------------
                                                                                                    (AS RESTATED,
                                                                                                     SEE NOTE 1)
                                   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents..................................................    $        7,400     $       17,986
  Restricted cash............................................................           199,830            164,050
  Accounts receivable, net of allowance for bad debts of $1,939 and $6,404...           112,535            118,121
  Income taxes receivable....................................................            47,364             38,641
  Fuel inventories...........................................................            29,028             29,861
  Materials and supplies.....................................................            32,124             32,349
  Accumulated deferred income taxes..........................................            53,095             50,327
  Derivative assets..........................................................             8,762             19,919
  Prepaid insurance and property taxes.......................................            14,535             23,028
  Other current assets.......................................................            12,496             10,702
                                                                                 --------------     --------------
Total current assets.........................................................           517,169            504,984
                                                                                 --------------     --------------
Property, plant and equipment, gross.........................................         3,895,078          3,909,107
Accumulated depreciation.....................................................          (110,451)          (141,406)
                                                                                 --------------     --------------
PROPERTY, PLANT AND EQUIPMENT, NET...........................................         3,784,627          3,767,701
                                                                                 --------------     --------------
OTHER ASSETS:
  Derivative assets..........................................................             7,286             14,092
  Other intangibles, net of accumulated amortization of $53,389 and $67,475..           434,899            446,685
  Goodwill, net of accumulated impairment of $337,500 and $337,500...........           986,037            980,079
  Deferred financing fees, net of accumulated amortization of $1,455 and
    $3,904...................................................................            25,808             24,674
  Restricted cash............................................................                 -              6,664
  Other......................................................................             6,279              5,631
                                                                                 --------------     --------------
Total other assets...........................................................         1,460,309          1,477,825
                                                                                 --------------     --------------
TOTAL ASSETS.................................................................    $    5,762,105     $    5,750,510
                                                                                 ==============     ==============

                    LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable...........................................................    $       44,937     $       32,148
  Payable to affiliates, net.................................................             7,930             17,195
  Accrued expenses...........................................................            35,898             20,620
  Accrued interest...........................................................            18,800             30,345
  Current portion of long-term debt and short-term borrowings................           454,244            431,371
  Derivative liabilities.....................................................            25,479             27,848
                                                                                 --------------     --------------
Total current liabilities....................................................           587,288            559,527
                                                                                 --------------     --------------
LONG-TERM DEBT...............................................................         1,724,095          1,718,158
OTHER LIABILITIES:
   Accumulated deferred income taxes.........................................           385,628            387,573
   Derivative liabilities....................................................            27,153             27,013
   Contractual obligations...................................................            85,715             87,537
   Other.....................................................................            80,393             76,135
                                                                                 --------------     --------------
Total other liabilities......................................................           578,889            578,258
                                                                                 --------------     --------------
Total liabilities............................................................         2,890,272          2,855,943
                                                                                 --------------     --------------
COMMITMENTS AND CONTINGENCIES (SEE NOTE 8)
STOCKHOLDER'S EQUITY:
  Common stock $1.00 par value; 1,000 shares authorized, issued and
    outstanding at December 31, 2002 and March 31, 2003......................                 1                  1
  Additional paid-in capital.................................................         3,152,701          3,168,701
  Accumulated other comprehensive loss.......................................           (23,453)           (16,904)
  Retained deficit...........................................................          (257,416)          (257,231)
                                                                                 --------------     --------------
Total stockholder's equity...................................................         2,871,833          2,894,567
                                                                                 --------------     --------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY...................................    $    5,762,105     $    5,750,510
                                                                                 ==============     ==============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                      STATEMENTS OF CONSOLIDATED OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                         FORMER ORION    |              CURRENT ORION
                                                                       ---------------   |  ----------------------------------
                                                                       JANUARY 1, 2002   |  FEBRUARY 20, 2002    FOR THE THREE
                                                                           THROUGH       |       THROUGH          MONTHS ENDED
                                                                      FEBRUARY 19, 2002  |    MARCH 31, 2002     MARCH 31, 2003
                                                                      -----------------  |  -----------------    --------------
                                                                                         |                       (AS RESTATED,
                                                                                         |                        SEE NOTE 1)
                                                                                         |
REVENUES:                                                                                |
   Operating revenues..........................................         $      122,408   |    $      113,009     $      258,418
   Operating revenues - affiliates.............................                      -   |                 -             16,614
                                                                        --------------   |    --------------     --------------
     Total ....................................................                122,408   |           113,009            275,032
                                                                                         |
OPERATING EXPENSES:                                                                      |
   Fuel........................................................                 43,282   |            34,347             89,703
   Fuel - affiliates...........................................                      -   |                 -             21,554
   Purchased power.............................................                  3,232   |             1,406              4,448
   Purchased power - affiliates................................                      -   |             2,366              5,691
   Operations and maintenance..................................                 22,419   |             9,200             46,109
   General, administrative and development (note 3)............                 86,188   |             5,943             21,739
   Taxes other than income taxes...............................                  8,576   |             8,149             19,526
   Depreciation and amortization...............................                 25,530   |            19,391             37,223
                                                                        --------------   |    --------------     --------------
     Total operating expenses..................................                189,227   |            80,802            245,993
                                                                        --------------   |    --------------     --------------
OPERATING (LOSS) INCOME........................................                (66,819)  |            32,207             29,039
                                                                                         |
INTEREST INCOME................................................                  1,101   |               607                 74
                                                                                         |
INTEREST EXPENSE...............................................                (25,067)  |           (12,311)           (36,440)
                                                                        --------------   |    --------------     --------------
(LOSS) INCOME BEFORE INCOME TAXES..............................                (90,785)  |            20,503             (7,327)
                                                                                         |
INCOME TAX (BENEFIT) EXPENSE...................................                (38,611)  |             7,413             (5,391)
                                                                        --------------   |    --------------     --------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE....                (52,174)  |            13,090             (1,936)
                                                                        --------------   |    --------------     --------------
   Cumulative effect of accounting change, net of tax..........                      -   |                 -              2,121
                                                                        --------------   |    --------------     --------------
NET (LOSS) INCOME..............................................         $      (52,174)  |    $       13,090     $          185
                                                                        ==============   |    ==============     ==============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                           FORMER ORION   |             CURRENT ORION
                                                                         ---------------  | ------------------------------------
                                                                         JANUARY 1, 2002  | FEBRUARY 20, 2002      FOR THE THREE
                                                                             THROUGH      |      THROUGH           MONTHS ENDED
                                                                        FEBRUARY 19, 2002 |   MARCH 31, 2002      MARCH 31, 2003
                                                                        ----------------- | ------------------    --------------
                                                                                          |                        (AS RESTATED,
                                                                                          |                         SEE NOTE 1)
                                                                                          |
CASH FLOWS FROM OPERATING ACTIVITIES:                                                     |
Net (loss) income....................................................    $      (52,174)  |  $       13,090        $          185
Adjustments to reconcile net (loss) income to net cash provided by                        |
  (used in) operating activities                                                          |
  Equity contribution of general and administrative costs from                            |
    stockholder......................................................                 -   |               -                16,000
  Cumulative effect of accounting change, net of tax.................                 -   |               -                (2,121)
  Deferred income taxes..............................................            (4,787)  |           1,132                (1,437)
  Deferred compensation..............................................             1,763   |               -                     -
  Amortization of deferred financing fees............................             2,633   |               -                 2,449
  Amortization of contractual rights and obligations, net............                 -   |               -                15,137
  Amortization of revaluation of swaps and debt......................                 -   |          (3,883)               (8,089)
  (Gain) loss on derivative financial instruments....................            12,065   |            (677)               (4,539)
  Depreciation and amortization......................................            25,530   |          19,391                37,223
  Change in assets and liabilities:                                                       |
    Restricted cash..................................................            86,339   |         (43,708)               29,116
    Accounts receivable..............................................           (50,375)  |          12,029                (5,586)
    Inventories and supplies.........................................              (539)  |          (3,716)               (1,058)
    Prepaid insurance and property taxes and other current assets....           (44,279)  |           5,758               (35,834)
    Other assets.....................................................           (40,431)  |           9,231                 2,441
    Accounts payable.................................................            26,041   |         (31,160)              (13,004)
    Payable/receivable to affiliates, net............................                 -   |           2,951                 9,266
    Accrued expenses.................................................           (10,958)  |         (31,514)              (14,286)
    Income taxes receivable..........................................                 -   |               -                 8,723
    Other long-term liabilities......................................            45,802   |          (5,967)               (1,706)
    Deferred revenue.................................................              (517)  |               -                     -
    Accrued interest.................................................            16,738   |          (3,233)               11,545
                                                                         --------------   |  --------------        --------------
      Net cash provided by (used in) operating activities............            12,851   |         (60,276)               44,425
                                                                         --------------   |  --------------        --------------
CASH FLOWS FROM INVESTING ACTIVITIES:                                                     |
   Purchases of property, plant and equipment in operations..........           (49,642)  |         (17,586)              (13,119)
                                                                         --------------   |  --------------        --------------
      Net cash used in investing activities..........................           (49,642)  |         (17,586)              (13,119)
                                                                         --------------   |  --------------        --------------
CASH FLOWS FROM FINANCING ACTIVITIES:                                                     |
  Issuance of common stock, net......................................               491   |               -                     -
  Payments on officers' notes receivable.............................             3,736   |               -                     -
  Proceeds from debt.................................................            21,000   |          16,200                     -
  Payments on debt...................................................           (78,758)  |         (25,026)              (20,720)
  Payments on deferred financing fees................................              (100)  |               -                     -
                                                                         --------------   |  --------------        --------------
      Net cash used in financing activities..........................           (53,631)  |          (8,826)              (20,720)
                                                                         --------------   |  --------------        --------------
NET CHANGE IN CASH AND CASH EQUIVALENTS..............................           (90,422)  |         (86,688)               10,586
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......................           183,719   |          93,297                 7,400
                                                                         --------------   |  --------------        --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.............................    $       93,297   |  $        6,609        $       17,986
                                                                         ==============   |  ==============        ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:                                         |
Cash paid for:                                                                            |
  Interest (net of capitalized interest).............................    $        5,634   |  $       15,123        $       30,655
                                                                         ==============   |  ==============        ==============
  Income taxes.......................................................                65   |               6                    -
                                                                         ==============   |  ==============        ==============

      See Notes to our Unaudited Consolidated Interim Financial Statements

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

(1) BACKGROUND AND BASIS OF PRESENTATION

         In this quarterly report we refer to Orion Power Holdings, Inc. (Orion Power), a Delaware corporation, and its subsidiaries as "we," "us," or "our," unless we specify or the context clearly indicates otherwise. Included in this quarterly report are our consolidated interim financial statements and notes (interim financial statements). The interim financial statements are unaudited, omit certain financial statement disclosures that are required to be included in our annual report and should be read with our annual report for the year ended December 31, 2002.

         On February 19, 2002, Orion Power was acquired by merger (the Merger) by a wholly owned subsidiary of Reliant Resources, Inc. (Reliant Resources). The transaction resulted in the purchase by Reliant Resources of all of our outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand. As a result of the Merger, we became a wholly owned subsidiary of Reliant Resources.

BASIS OF PRESENTATION

         These consolidated interim financial statements present the results of operations for the periods from January 1, 2002 through February 19, 2002 (the date that Reliant Resources acquired Orion Power), February 20, 2002 through March 31, 2002 and the three months ended March 31, 2003. Within these consolidated interim financial statements, "Current Orion" and "Former Orion" refer to Orion Power after and before, respectively, the Merger.

         The fair value adjustments related to the Merger, which have been pushed down to us from Reliant Resources, primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. For additional information regarding the Merger, see note 5.

         The interim financial statements include the accounts of Orion Power and its subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

         Each of Liberty Electric PA, LLC (Liberty), Liberty Electric Power, LLC
(LEP), Orion Power New York, L.P. (Orion NY), Orion Power New York LP, LLC, Orion Power New York GP, Inc., Astoria Generating Company, L.P. (Astoria), Carr Street Generating Station, L.P. (Carr Street), Erie Boulevard Hydropower, L.P. (Erie Boulevard), Orion Power MidWest, L.P. (Orion MidWest), Orion Power MidWest LP, LLC, Orion Power MidWest GP, Inc., Twelvepole Creek, LLC and Orion Power Capital, LLC (Orion Capital) is a separate legal entity and has its own assets.

RESTATEMENT

         The financial statements and related notes for the quarterly period ended March 31, 2003, originally furnished on Reliant Resources' Current Report on Form 8-K filed on May 16, 2003 have been restated in these interim financial statements to reflect a change in methodology applied by Reliant Resources and its wholesale energy segment in allocating corporate, support services and other common costs to us. The restatement had no impact on previously reported consolidated operating, investing and financing cash flows.

         Previously, our financial statements and related notes reflected an allocation of these costs based on the contractual agreements between us and certain of Reliant Resources' other subsidiaries. These contractual agreements contain a fixed fee for certain services, which limit the amount that can be paid. These consolidated interim financial statements are being restated to reflect an allocation of corporate, support services and other common costs to us based on our share of labor cost compared to the total labor costs of Reliant Resources' wholesale energy segment. While management believes the revised methodology applied is a reasonable method of allocating these costs, these allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. The excess of the revised allocated amount over the fixed amount that can be paid, as discussed above, has been recorded as a non-cash equity contribution to us from Reliant Resources. See note 3.

         For the three months ended March 31, 2003, the excess of the restated allocated amount over the fixed amount that can be paid was $16 million and has been recorded as a non-cash equity contribution to us from Reliant

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

Resources. During the three month period ended March 31, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no corporate and other common costs were allocated by Reliant Resources or its subsidiaries to us.

         The following condensed information is a summary of the principal effects of the restatement for the three months ended March 31, 2003 (in thousands).

                                                                                           MARCH 31, 2003
                                                                                  ---------------------------------
                                                                                  AS PREVIOUSLY
                                                                                     REPORTED         AS RESTATED
                                                                                  --------------     --------------
                                    ASSETS

Current assets................................................................    $      504,984     $      504,984
Long-term assets..............................................................         5,245,526          5,245,526
                                                                                  --------------     --------------
TOTAL ASSETS..................................................................    $    5,750,510     $    5,750,510
                                                                                  ==============     ==============

                     LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES...........................................................    $      559,527     $      559,527
LONG-TERM DEBT ...............................................................         1,718,158          1,718,158
OTHER LIABILITIES:
   Accumulated deferred income taxes..........................................           393,573            387,573
   Derivative liabilities.....................................................            27,013             27,013
   Contractual obligations....................................................            87,537             87,537
   Other......................................................................            76,135             76,135
                                                                                  --------------     --------------
Total other liabilities.......................................................           584,258            578,258
                                                                                  --------------     --------------
Total liabilities.............................................................         2,861,943          2,855,943
                                                                                  --------------     --------------
STOCKHOLDER'S EQUITY:
   Common stock...............................................................                 1                  1
   Additional paid-in capital.................................................         3,152,701          3,168,701
   Accumulated other comprehensive loss.......................................           (16,904)           (16,904)
   Retained deficit...........................................................          (247,231)          (257,231)
                                                                                  --------------     --------------
Total stockholder's equity....................................................         2,888,567          2,894,567
                                                                                  --------------     --------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY....................................    $    5,750,510     $    5,750,510
                                                                                  ==============     ==============

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

                                                                         FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                                                         ------------------------------------------
                                                                            AS PREVIOUSLY
                                                                              REPORTED           AS RESTATED
                                                                           --------------      --------------
REVENUES:
   Operating revenues..................................................    $      258,418      $      258,418
   Operating revenues - affiliates.....................................            16,614              16,614
                                                                           --------------      --------------
     Total ............................................................           275,032             275,032

OPERATING EXPENSES:
   Fuel................................................................            89,703              89,703
   Fuel - affiliates...................................................            21,554              21,554
   Purchased power.....................................................             4,448               4,448
   Purchased power - affiliates........................................             5,691               5,691
   Operations and maintenance..........................................            46,109              46,109
   General, administrative and development (note 3)....................             5,739              21,739
   Taxes other than income taxes.......................................            19,526              19,526
   Depreciation and amortization.......................................            37,223              37,223
                                                                           --------------      --------------
     Total.............................................................           229,993             245,993
                                                                           --------------      --------------
OPERATING INCOME.......................................................            45,039              29,039

INTEREST INCOME........................................................                74                  74

INTEREST EXPENSE.......................................................           (36,440)            (36,440)
                                                                           --------------      --------------
INCOME (LOSS) BEFORE INCOME TAXES......................................             8,673              (7,327)

INCOME TAX EXPENSE (BENEFIT)...........................................               609              (5,391)
                                                                           --------------      --------------
INCOME (LOSS)  BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE...........             8,064              (1,936)
                                                                           --------------      --------------
    Cumulative effect of accounting change, net of tax.................             2,121               2,121
                                                                           --------------      --------------
NET INCOME.............................................................    $       10,185      $          185
                                                                           ==============      ==============

RECLASSIFICATIONS AND USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the statements of consolidated operations are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, (a) seasonal fluctuation in demand for energy and energy services, (b) changes in energy commodity prices, (c) timing of maintenance and other expenditures, (d) acquisitions and dispositions of assets and (e) changes in interest expense. In addition, some amounts from the prior period have been reclassified to conform to the 2003 presentation of financial statements. These reclassifications do not affect earnings.

(2) NEW ACCOUNTING PRONOUNCEMENTS

                   ORION POWER HOLDINGS, INC AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

         SFAS No. 142. See note 5 to our annual report for the year ended December 31, 2002 for a discussion regarding our adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on January 1, 2002 and the impairment of our goodwill in the fourth quarter of 2002.

         SFAS No. 143. In August 2001, the Financial Accounting Standards Board
(FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). On January 1, 2003, we adopted the provisions of this statement. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, we recorded asset retirement obligations in connection with certain business combinations. These obligations were recorded at their undiscounted estimated fair values on the dates of acquisition. Our asset retirement obligations primarily relate to environmental obligations related to ash site closures at our MidWest facilities. The impact of the adoption of SFAS No. 143 resulted in a gain of $2 million, net of tax of $2 million, which is reflected as a cumulative effect of an accounting change in our statement of consolidated operations for the three months ended March 31, 2003. The unaudited proforma adjustments to reflect the retroactive adoption of SFAS No. 143 as if it had been adopted on January 1, 2002 are not presented, as they are immaterial.

         The adoption of SFAS No. 143 for our operations resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $1 million increase in the carrying values of property, plant and equipment, (b) a $44 thousand increase in accumulated depreciation of property, plant and equipment,
(c) a $3 million decrease in asset retirement obligations and (d) a $2 million increase in deferred tax liabilities. The net impact of these items was to record a gain of $2 million, net of tax, as a cumulative effect of an accounting change in our results of operations upon adoption on January 1, 2003.

         The following table presents the detail of our liability for asset retirement obligations, which are included in other long-term liabilities in our consolidated balance sheet (in thousands):

Balance at December 31, 2002...............................................     $            -
Cumulative effect adjustment...............................................              1,951
Accretion expense..........................................................                 29
                                                                                --------------
Balance at March 31, 2003..................................................     $        1,980
                                                                                ==============

         SFAS No. 144. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by us to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. We adopted SFAS No. 144 on January 1, 2002.

         SFAS No. 145. In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires sale-leaseback accounting for certain lease

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

modifications that have economic effects that are similar to sale-leaseback transactions. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. We began to apply this guidance related to debt extinguishments effective January 1, 2003.

         SFAS No. 149. In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133 and when a derivative contains a financing component. SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. Certain paragraphs of this statement that relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. We are currently assessing the impact this statement will have on our consolidated financial statements.

         FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5, "Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. We adopted the initial recognition and measurement provisions of FIN No. 45 on January 1, 2003. The adoption of FIN No. 45 had no impact to our historical consolidated financial statements, as existing guarantees are not subject to the measurement provisions. The adoption of FIN No. 45 did not have a material impact on our consolidated financial position or results of operations for the three months ended March 31, 2003.

(3) RELATED-PARTY TRANSACTIONS

         The interim financial statements include significant transactions between us and Reliant Resources and its other subsidiaries. The majority of these transactions involve the purchase or sale of energy, capacity, ancillary services, fuel, emissions allowances or related derivatives or services (including transportation, transmission and storage services) by Reliant Energy Services, Inc. (RES), a wholly owned subsidiary of Reliant Resources, from or to us. See note 3 to our annual report for the year ended December 31, 2002 for additional information regarding related party transactions. See note 8 regarding proceedings instituted by the Federal Energy Regulatory Commission
(FERC) directing RES to show cause why their market-based rate authority should not be revoked.

         Services Agreements. We are party to services arrangements with Reliant Energy Wholesale Service Company (REWSC), a wholly-owned subsidiary of Reliant Resources, and other of our affiliates. REWSC allocates certain support services costs to us based on our direct labor costs relative to the direct labor costs of other entities to which REWSC provides similar services. Management believes this method of allocation is reasonable. These allocations are not necessarily indicative of what would have been incurred had we been an unaffiliated entity. Orion MidWest and Orion NY may only pay a fixed amount for certain of these services due to contractual restrictions. The excess of the allocated amount over the fixed amount has been recorded as a non-cash equity contribution to us from Reliant Resources. For the three months ended March 31, 2003, the amount of support services costs allocated to us on this basis by REWSC was $20 million, of which, $4 million was billed and is payable by us and $16 million was recorded as a non-cash equity contribution from Reliant Resources. During the three months ended March 31, 2002.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

we were not integrated into Reliant Resources' operations and as a result, no corporate and other common costs were allocated by REWSC or Reliant Resources to us.

(4) COMPREHENSIVE INCOME (LOSS)

         The schedule below summarizes the components of total comprehensive income (loss), net of tax, for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002 and the three months ended March 31, 2003:

                                                            FORMER ORION                  CURRENT ORION
                                                          ------------------    ---------------------------------
                                                           JANUARY 1, 2002      FEBRUARY 20, 2002   FOR THE THREE
                                                               THROUGH               THROUGH        MONTHS ENDED
                                                          FEBRUARY 19, 2002      MARCH 31, 2002     MARCH 31, 2003
                                                          ------------------    -----------------   --------------
                                                            (IN MILLIONS)                 (IN MILLIONS)
Net (loss) income....................................           $  (52)               $  13             $   -
Other comprehensive (loss) income, net of tax:
   Deferred net gain (loss) from cash flow hedges....               (7)                   9                 3
   Reclassification of net deferred loss from cash
    flow hedges realized in net income (loss)........                4                    -                 4
                                                                ------                -----             -----
Comprehensive (loss) income..........................           $  (55)               $  22             $   7
                                                                ======                =====             =====

(5) ACQUISITIONS

ACQUISITION BY RELIANT RESOURCES

         In February 2002, Reliant Resources acquired all of our outstanding shares of common stock for an aggregate purchase price of $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand.

         Reliant Resources accounted for the acquisition as a purchase with assets and liabilities reflected at their estimated fair values. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill for $1.3 billion. The fair value adjustments have been pushed down to us from Reliant Resources and primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. These fair value adjustments were finalized in February 2003, based on final valuations of property, plant and equipment, intangible assets and other assets and obligations. There were no additional material modifications to the preliminary adjustments from December 31, 2002.

         The following table presents selected financial information and unaudited pro forma information for the period from January 1, 2002 through February 19, 2002, as if the acquisition had occurred on January 1, 2002, as applicable:

                             JANUARY 1, 2002 THROUGH
                                FEBRUARY 19, 2002
                             -----------------------
                               ACTUAL      PRO FORMA
                               ------      ---------
                                 (IN MILLIONS)
Revenues................       $  122       $  107
Net loss................          (52)         (56)

         These unaudited pro forma results, based on assumptions we deemed appropriate, have been prepared for informational purposes only and are not necessarily indicative of the amounts that would have resulted if the acquisition by Reliant Resources had occurred on January 1, 2002. Purchase-related adjustments to the results of operations include the effects on revenues, fuel expense, depreciation and amortization, interest expense, interest income and income taxes. Adjustments that affected revenues and fuel expense were a result of the amortization of contractual rights and obligations relating to the applicable power and fuel contracts that were in existence at January 1, 2002, as applicable. Such amortization included in the pro forma results above was based on the value of

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

the contractual rights and obligations at February 19, 2002. The amounts applicable to 2002 were retroactively applied to January 1, 2002 through February 19, 2002, to arrive at the pro forma effect on those periods. The unaudited pro forma results reflect the acquisition by Reliant Resources in accordance with SFAS No. 141, "Business Combinations" (SFAS No. 141) and SFAS No. 142.

(6) DERIVATIVE FINANCIAL INSTRUMENTS

         Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, (SFAS No. 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income (loss), net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging (a) the exposure to changes in the fair value of an asset or liability (fair value hedge) and (b) the exposure to variability in expected future cash flows (cash flow hedge). For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. During the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002 and for the three months ended March 31, 2003, we did not enter into any fair value hedges.

         During the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002 and for three months ended March 31, 2003, we recognized no hedge ineffectiveness from derivatives that are designated and qualify as cash flow hedges, including interest rate swaps (see note 7). For the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002 and for three months ended March 31, 2003, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, we realize in net income (loss) the deferred gains and losses recognized in accumulated other comprehensive income (loss). Should any forecasted interest payments become probable of not occurring, any applicable deferred amounts will be recognized immediately in the statement of operations. For the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002 and for three months ended March 31, 2003, there were no amounts recognized in income as a result of the discontinuance of cash flow hedges because it was probable that the forecasted transaction would not occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive loss is reclassified and included in our statements of consolidated operations under the captions (a) fuel expenses, in the case of natural gas purchase transactions, (b) purchased power, in the case of electric power purchase transactions, (c) revenues, in the case of electric power and natural gas sales transactions and financial electric power or natural gas derivatives and (d) interest expense, in the case of interest rate swap transactions. As of March 31, 2003, we expect $7 million, net of tax, of accumulated other comprehensive loss to be reclassified into earnings during the period from April 1, 2003 to March 31, 2004.

         For discussion of our interest rate derivative instruments, see note 7.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

(7) BANKING OR DEBT FACILITIES, NOTES AND OTHER DEBT

         The following table presents our debt outstanding to third parties as of December 31, 2002 and March 31, 2003:

                                                                DECEMBER 31, 2002                             MARCH 31, 2003
                                                    ---------------------------------------   --------------------------------------
                                                       WEIGHTED                                   WEIGHTED
                                                   AVERAGE INTEREST                           AVERAGE INTEREST
                                                       RATE (1)      LONG-TERM   CURRENT(2)        RATE (1)     LONG-TERM CURRENT(2)
                                                   ----------------  ---------   ----------   ----------------  --------- ----------
                                                                       (IN MILLIONS, EXCEPT INTEREST RATES)
BANKING OR DEBT FACILITIES AND NOTES
Orion Power 12% senior notes......................        12.0%      $     400   $        -         12.0%       $     400  $      -
MidWest and New York Credit Agreements:
  Orion MidWest and Orion NY credit facilities....        3.96           1,211          109         3.89            1,210       102
  MidWest revolving working capital facility......        3.92               -           51         3.81                -        40
  New York revolving working capital facility.....           -               -            -            -                -         -
Liberty Credit Agreement:
  Floating rate debt..............................        3.02               -          103         2.63                -       101
  Fixed rate debt.................................        9.02               -          165         9.02                -       165
  Revolving working capital facility..............           -               -            -            -                -         -
  Bridge loan.....................................           -               -            -            -                -         -
OTHER
Adjustment to fair value of debt (3)..............           -              66            8            -               64         8
Capital lease.....................................         6.2               1            -          6.2                1         -
Adjustment to fair value of interest
        rate swaps (3) ...........................           -              46           18            -               43        15
                                                                     ---------   ----------                     ---------  --------
  Total debt......................................                   $   1,724   $      454                     $   1,718  $    431
                                                                     =========   ==========                     =========  ========

-----------------
(1) The weighted average interest rate is for borrowings outstanding as of December 31, 2002 or March 31, 2003, as applicable.

(2) Includes amounts due within one year of the date noted, as well as loans outstanding under revolving working capital facilities classified as current liabilities. Of the amount shown as current under the Liberty Credit Agreement, only $8 million matures in the next twelve months as of March 31, 2003. The entire balance outstanding under this credit agreement has been classified as current at December 31, 2002 and March 31, 2003. See Liberty Credit Agreement below for further discussion.

(3) Debt and interest rate swaps acquired in the Orion Power acquisition by Reliant Resources were adjusted to fair market value as of the acquisition date. Included in interest expense is amortization of $1 million and $2 million for valuation adjustments for debt and $3 million and $6 million for valuation adjustments for interest rate swaps, respectively, for the periods from February 20, 2002 through March 31, 2002 and the three months ended March 31, 2003, respectively. These valuation adjustments are being amortized over the respective remaining terms of the related financial instruments.

         Restricted Net Assets of Subsidiaries. As of December 31, 2002, certain of our subsidiaries have effective restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets of our subsidiaries as of December 31, 2002 is approximately $2.2 billion. The restrictions are on the net assets of Orion Capital, Liberty and LEP. Orion MidWest and Orion NY are indirect wholly-owned subsidiaries of Orion Capital.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

BANKING OR DEBT FACILITIES AND NOTES

         The following table provides a summary of the amounts owed and amounts available as of March 31, 2003 under our various committed credit facilities and notes:

                                                     TOTAL                                   COMMITMENTS    PRINCIPAL AMORTIZATION
                                                   COMMITTED   DRAWN    LETTERS OF  UNUSED   EXPIRING BY        AND COMMITMENT
                                                    CREDIT    AMOUNT     CREDIT     AMOUNT  MARCH 31, 2004      EXPIRATION DATE
                                                   ---------  -------   ----------  ------  --------------  -----------------------
                                                                                (IN MILLIONS)
Orion Power 12% senior notes.....................  $     400  $   400     $   -     $    -     $     -              May 2010
MidWest and New York Credit Agreements:
  Orion MidWest and Orion NY credit facilities...      1,312    1,312         -          -         102      June 2003 - October 2005
  MidWest revolving working capital facility.....         75       40        15         20           -            October 2005
  New York revolving working capital facility....         30        -        15         15           -            October 2005
Liberty Credit Agreement  (1)..........                  288      266        17          5           8      April 2003 - April 2026
                                                   ---------  -------     -----     ------     -------
Total..................................            $   2,105  $ 2,018     $  47     $   40     $   110
                                                   =========  =======     =====     ======     =======

-----------------

(1) Although the commitment is still available, in return for the waiver from the lenders under the Liberty credit agreement for the requirement that Liberty enforce all of its respective rights under the tolling agreement (see note 8), Liberty has agreed that for the term of the waiver, it will not make draws on the working capital facility.

         Orion Power 12% Senior Notes. Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes (senior notes) due 2010. The senior notes are senior unsecured obligations of Orion Power. Orion Power is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. The senior notes are not guaranteed by any of Orion Power's subsidiaries and are non-recourse to Reliant Resources. In connection with the Orion Power acquisition, we recorded the senior notes at an estimated fair value of $479 million. The $79 million premium is amortized using the effective interest rate method over the life of the senior notes and is recorded to interest expense. For the period February 20, 2002 to March 31, 2002, $1 million was amortized to interest expense for the senior notes. For the three months ended March 31, 2003, $2 million was amortized to interest expense. The fair value of the senior notes was based on our incremental borrowing rates for similar types of borrowing arrangements as of the acquisition date. The senior notes indenture contains covenants that include, among others, restrictions on the payment of dividends by Orion Power.

         Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the senior notes on March 21, 2002. The offer to repurchase expired on April 18, 2002. There were no acceptances of the offer to repurchase and the entire $400 million aggregate principal amount remains outstanding. Before May 1, 2003, Orion Power had the option to redeem up to 35% of the senior notes issued under the indenture at a redemption price of 112% of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, with the net cash proceeds of an equity offering provided that certain provisions under the indenture are met. We did not redeem any of the senior notes.

         Orion Power 4.5% Convertible Senior Notes. As of December 31, 2001, Orion Power had outstanding $200 million of aggregate principal amount of 4.5% Convertible Senior Notes (convertible senior notes), due on June 1, 2008. Pursuant to certain change of control provisions, Orion Power commenced an offer to repurchase the convertible senior notes on March 1, 2002, which expired on April 10, 2002. During the second quarter of 2002, we repurchased $189 million in principal amount, at par value, under the offer to repurchase. During the fourth quarter of 2002, the remaining $11 million aggregate principal amount of the convertible senior notes were repurchased for $8 million and the related gain was recorded in interest income.

         Orion Power Revolving Senior Credit Facility. On July 27, 2000, Orion Power entered into a $75 million revolving senior credit facility. The amount of this facility was reduced on September 6, 2002, from $75 million to $62 million in conjunction with a reduction of the total letters of credit outstanding. This facility was subsequently prepaid and terminated in October 2002 in connection with the execution of the amended and restated Orion MidWest and Orion New York Credit Agreements. Amounts outstanding under the facility bore interest at a floating rate of 8.25% when it was terminated in October 2002. See below for further discussion of the debt refinancing.

         MidWest Credit Agreement. On April 28, 2000, Orion MidWest entered into a $1.2 billion secured credit agreement. The banks agreed to provide term loans of $1.1 billion (Orion MidWest credit facility) and a revolving working capital facility of $90 million (collectively, the MidWest Credit Agreement). In November 2001, the

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

revolving working capital credit facility was reduced to $75 million. The net proceeds under the MidWest Credit Agreement were used to finance the acquisition of the MidWest assets. This debt was refinanced in October 2002; see below for further discussion. Prior to the refinancing discussed below, the loans bore interest at the borrower's option at LIBOR plus 2.00% or a base rate plus 1.00%.

         New York Credit Agreement. On July 30, 1999, Orion NY entered into a $730 million secured credit agreement. The banks agreed to provide term loans of $700 million (Orion NY credit facility) and a revolving working capital facility of $30 million (collectively, the New York Credit Agreement). The net proceeds under the New York Credit Agreement were used to finance the acquisition of the Orion NY facilities. This debt was refinanced in October 2002; see below for further discussion. Prior to the refinancing discussed below, the loans bore interest at the borrower's option at LIBOR plus 1.75% or a base rate plus 0.75%.

         In connection with our acquisition by Reliant Resources, the existing interest rate swaps for the Orion MidWest credit facility and the Orion NY credit facility were bifurcated into a debt component and a derivative component. The fair values of the debt components, approximately $59 million for the Orion MidWest credit facility and $31 million for the Orion NY credit facility, were based on our incremental borrowing rates at the acquisition date for similar types of borrowing arrangements. The value of the debt component will be reduced as interest rate swap payments are made. For the period from February 20, 2002 through March 31, 2002, the value of the debt component was reduced by $2 million and $1 million for the Orion MidWest and Orion NY credit facilities, respectively. For the three months ended March 31, 2003, the value of the debt component was reduced by $5 million and $1 million for Orion MidWest and Orion NY, respectively. See note 6 regarding our derivative financial instruments. See below for further discussion regarding our interest rate swaps.

         The Refinancing. During October 2002, the Orion Power revolving senior credit facility was prepaid and terminated and, as part of the same transaction, we refinanced the Orion MidWest and Orion New York Credit Agreements, which refinancing included an extension of the maturities by three years to October 2005. In connection with these refinancings, we applied excess cash of $145 million to prepay and terminate the Orion Power revolving senior credit facility and to reduce the credit facilities and revolving working capital facilities at Orion MidWest and Orion NY. As of the refinancing date, the amended and restated Orion MidWest Credit Agreement included a term loan of approximately $974 million and a $75 million revolving working capital facility. As of the refinancing date, the amended and restated Orion New York Credit Agreement included a term loan of approximately $353 million and a $30 million revolving working capital facility. The loans under each facility bear interest at LIBOR plus a margin or at a base rate plus a margin. The LIBOR margin is 2.50% during the first twelve months, 2.75% during the next six months, 3.25% for the next six months and 3.75% thereafter. The base rate margin is 1.50% during the first twelve months, 1.75% for the next six months, 2.25% for the next six months and 2.75% thereafter. The amended and restated Orion New York Credit Agreement is secured by a first lien on a substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants). Orion MidWest and its subsidiary are guarantors of the Orion NY obligations under the amended and restated Orion New York Credit Agreement. Substantially all of the assets of Orion MidWest and its subsidiary are pledged, via a second lien, as collateral for this guarantee. The amended and restated Orion MidWest Credit Agreement is, in turn, secured by a first lien on substantially all of the assets of Orion MidWest and its subsidiary. Orion NY and its subsidiaries are guarantors of the Orion MidWest obligations under the amended and restated Orion MidWest Credit Agreement. A substantial portion of the assets of Orion NY and its subsidiaries (excluding certain plants) are pledged, via a second lien, as collateral for this guarantee. Both the Orion MidWest and Orion New York Credit Agreements contain affirmative and negative covenants, including negative pledges, that must be met by each borrower under its respective facility to borrow funds or obtain letters of credit, and which require Orion MidWest and Orion NY to maintain a combined debt service coverage ratio of 1.5 to 1.0. These covenants are not anticipated to materially restrict either borrower's ability to borrow funds or obtain letters of credit under its respective credit facility. The agreements also provide for any available cash under one facility to be made available to the other borrower to meet shortfalls in the other borrower's ability to make certain payments, including operating costs. This is effected through distributions of such available cash to Orion Capital a direct subsidiary of Orion Power formed in connection with the refinancing. Orion Capital, as indirect owner of each of Orion MidWest and Orion NY, can then contribute such cash to the other borrower. Although cash sufficient to make the November and December 2002 payments on Orion Power's 12% senior notes and 4.5% convertible senior notes (each described below) was provided in connection with the refinancing, the ability of Orion MidWest and Orion NY to make subsequent

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                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

dividends, loans or advances to Orion Power for such interest payments or otherwise is subject to certain requirements (described below) that may restrict such dividends, loans or advances. If at the time subsequent payments are due, dividends, loans or advances are restricted under the Orion New York and Orion MidWest Credit Agreements, and funds generated from Orion Power's other subsidiaries or from other sources are insufficient, payment default under Orion Power's 12% senior notes may occur unless Reliant Resources elects to invest additional funds in Orion Power, which it is not obligated to do. On May 1, 2003, Reliant Resources contributed $15 million to Orion Power, as a partial funding of the semi-annual interest payment of $24 million on the 12% senior notes due May 1, 2003.

         As of December 31, 2002 and March 31, 2003, Orion MidWest had $969 million and $964 million, respectively of term loans and $51 million and $40 million, respectively, of revolving working capital facility loans outstanding. A total of $14 million and $15 million in letters of credit were also outstanding under the Orion MidWest revolving working capital facility as of December 31, 2002 and March 31, 2003, respectively. As of December 31, 2002 and March 31, 2003, Orion NY had $351 million and $348 million, respectively, of term loans outstanding. There were no loans or letters of credit outstanding under the Orion NY revolving working capital facility as of December 31, 2002. There were no borrowings outstanding and $15 million of letters of credit outstanding under this facility as of March 31, 2003. As of December 31, 2002, restricted cash under the Orion MidWest and the Orion New York Credit Agreements was $72 million and $73 million, respectively, and $27 million at Orion Capital. As of March 31, 2003, restricted cash under the Orion MidWest and the Orion NY credit facilities was $65 million and $61 million, respectively, and $14 million at Orion Capital. A certain portion of such restricted cash may be dividended to Orion Power if Orion MidWest and Orion NY have made certain prepayments and a number of distribution tests have been met, including satisfaction of certain debt service coverage ratios and the absence of events of default. These tests may restrict a dividend of such restricted cash to Orion Power. Any restricted cash, which is not dividended, will be applied on a quarterly basis to prepay on a pro rata basis outstanding loans at Orion MidWest and Orion NY. No distributions may be made under any circumstances after October 28, 2004 until the earlier of maturity or retirement.

         Liberty Credit Agreement. In July 2000 LEP and Liberty, indirect wholly owned subsidiaries of Orion Power, entered into a facility, that provides for
(a) a construction/term loan in an amount of up to $105 million; (b) an institutional term loan in an amount of up to $165 million; (c) a revolving working capital facility for an amount of up to $5 million; (d) an equity bridge loan in an amount of up to $41 million; and (e) a debt service reserve letter of credit facility of $17 million. The outstanding borrowings related to the Liberty credit agreement are non-recourse to Orion Power.

         In May 2002, the construction loans were converted to term loans. As of the conversion date, the term loans had an outstanding principal balance of $270 million, with $105 million having maturities through 2012 and the balance maturing through 2026. On the conversion date, Orion Power made the required cash equity contribution of $30 million into Liberty, which was used to repay a like amount of equity bridge loans advanced by the lenders. A related $41 million letter of credit furnished by Orion Power as credit support was returned for cancellation. In addition, on the conversion date, a $17 million letter of credit, under the Liberty Credit Agreement, was issued in satisfaction of Liberty's obligation to provide a debt service reserve. The agreement also provides for a $5 million revolving working capital facility. There were no amounts outstanding under this facility at December 31, 2002 and March 31, 2003. The debt service reserve letter of credit facility and the revolving working capital facility expire in May 2007.

         As of March 31, 2003, amounts outstanding under the Liberty credit agreement bear interest at a floating rate, which may be either LIBOR plus 1.25% or a base rate plus 0.25%, except for the institutional term loan which bears interest at a fixed rate of 9.02%. For the floating rate term loan, the LIBOR margin is 1.25% during the first 36 months from the conversion date, 1.375% during the next 36 months and 1.625% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date, 0.375% during the next 36 months and 0.625% thereafter. The LIBOR margin for the revolving working capital facility is 1.25% during the first 36 months from the conversion date and 1.375% thereafter. The base rate margin is 0.25% during the first 36 months from the conversion date and 0.375% thereafter. As of December 31, 2002, Liberty had $103 million and $165 million of the floating rate and fixed rate portions of the facility outstanding, respectively. As of March 31, 2003, Liberty had $101 million and $165 million of the floating rate and fixed rate portions of the facility outstanding, respectively.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

The $17 million letter of credit was also outstanding under the Liberty credit agreement as of December 31, 2002 and March 31, 2003.

         The lenders under the Liberty credit agreement have a security interest in substantially all of the assets of Liberty. The Liberty credit agreement contains affirmative and negative covenants, including a negative pledge that must be met to borrow funds or obtain letters of credit. Liberty is currently unable to access the working capital facility (see note 8). Additionally, the Liberty credit agreement restricts Liberty's ability to, among other things, make dividend distributions unless Liberty satisfies various conditions. As of December 31, 2002 and March 31, 2003, restricted cash under the Liberty credit agreement totaled $27 million and $31 million, respectively.

         For additional information regarding the Liberty credit agreement related issues and concerns, see note 8. Given that we believe that it is probable that a credit agreement default will occur and thus make the obligation callable before March 31, 2004, we have classified the debt as a current liability. We would not be in default under our other current debt agreements if a credit agreement default occurs at Liberty.

INTEREST RATE SWAP AGREEMENTS

         We have entered into a number of interest rate swaps designed to fix the rate of interest on portions of our Orion NY and Orion MidWest credit facilities. At March 31, 2003, the interest rate swaps had a total notional amount of $250 million on the Orion NY credit facility with an average maturity of 4.7 years and an average fixed rate of approximately 7.1 percent and a total notional amount of $600 million on the Orion MidWest credit facility with an average maturity of 2.2 years and an average fixed rate of approximately 7.4 percent, see note 6.

(8) COMMITMENTS AND CONTINGENCIES

TOLLING AGREEMENT FOR LIBERTY'S ELECTRIC GENERATING STATION

         The output of Liberty's electric generating station is contracted under a tolling agreement between LEP and PG&E Energy Trading-Power, L.P. (PGET) for an initial term through September 2016, with an option by PGET to extend the initial term for an additional two years. Under the tolling agreement, PGET has the exclusive right to receive all electric energy, capacity and ancillary services produced by the Liberty electric generating station, and PGET must pay for all fuel used by the Liberty electric generating station.

         The tolling agreement requires PGET to maintain guarantees, issued by entities having investment grade credit ratings, for its obligations under the tolling agreement. During 2002, several rating agencies downgraded to sub-investment grade the debt of the two guarantors of PGET, PG&E National Energy Group, Inc. and PG&E Gas Transmission Northwest Corp. Due to the fact that PGET did not post replacement security within the period required under the tolling agreement, the downgrade constitutes an event of default by PGET under the tolling agreement. The Liberty credit facility restricts the ability of LEP to terminate the tolling agreement. There is also a requirement in the Liberty credit facility that Liberty and LEP enforce all of their respective rights under the tolling agreement. Liberty and LEP have received a waiver from the lenders under the Liberty credit facility from the requirement that they enforce all of their respective rights under the tolling agreement. In return for this waiver, Liberty and LEP have agreed that for the term of the waiver, they would not be able to make draws on the working capital facility that is available under the Liberty credit facility. The current waiver expires on June 30, 2003. There is no assurance that Liberty and LEP will be able to receive an extension of this waiver. If Liberty is unable to obtain an extension to the waiver, then the lenders may claim that Liberty is in breach and, if said breach is not cured, that there is an event of default under the Liberty credit facility.

         In addition, on August 19, 2002, and September 10, 2002, PGET notified LEP that it believed LEP had violated the tolling agreement by not following PGET's instructions relating to the dispatch of the Liberty electric generating station during specified periods. The September 10, 2002 letter also claims that LEP did not timely provide PGET with certain information to make a necessary FERC filing. While LEP does not agree with PGET's interpretation of the tolling agreement regarding the dispatch issue, LEP agreed to (a) compensate PGET approximately $17,000 for the alleged damages attributable to the claims raised in the August 19, 2002 letter and (b) treat several hours of plant outages as forced outages for purposes of the tolling agreement, thereby resolving the issues raised in the August 19

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

letter (which compensation and treatment are not believed to be material). The tolling agreement generally provides that covenant-related defaults must be cured within 30 business days or they will (if material) result in an event of default, entitling the non-defaulting party to terminate. PGET has extended this cure period (relating to the September 10, 2002 letter) to June 9, 2003. LEP has made the necessary FERC filing and is in negotiations with PGET regarding financial settlement for this issue for approximately $1 million. Further, LEP also believes that it has settled the monetary impact of any violation relating to the dispatch issue. While there can be no assurances as to the outcome of this matter, LEP believes that it will be able to resolve the issues raised in the September 10, 2002 letter without causing an event of default under the tolling agreement. However, if LEP is unable to resolve the issues and PGET declares an event of default, then PGET would be in a position to terminate the tolling agreement. In addition to the material adverse effect such a termination would have on Liberty as discussed below, such a termination would give PGET the right to draw, to the extent it had suffered any damages, on the $35 million letter of credit posted by Reliant Resources on behalf of LEP under the tolling agreement.

         LEP currently receives a fixed monthly payment from PGET under the tolling agreement. If the tolling agreement is terminated, (a) LEP would need to find a power purchaser or tolling customer to replace PGET or sell the energy and/or capacity in the merchant energy market and (b) the gas transportation agreement that PGET utilizes in connection with the tolling agreement will revert to LEP, and LEP will be required to perform the obligations currently being performed by PGET under the gas transportation agreement, including the posting of $5 million in credit support.

         No assurance can be given that LEP would have sufficient cash flow to pay all of its expenses or enable Liberty to make interest and scheduled principal payments under the Liberty credit facility as they become due if the tolling agreement is terminated. The termination of the tolling agreement may cause both Liberty and LEP to seek other alternatives, possibly including reorganization under the bankruptcy laws. We would not be in default under our other current debt agreements if a credit agreement default occurs at Liberty.

         As of March 31, 2003, the combined net book value of LEP and Liberty was $367 million, excluding the non-recourse debt obligations of $266 million.

         In December 2002, we evaluated the Liberty electric generating station and the related tolling agreement for impairment. Based on our analyses, there were no impairments. The fair value of the Liberty electric generating station was determined based on an income approach, using future discounted cash flows; a market approach, using acquisition multiples, including price per megawatt, based on publicly available data for recently completed transactions; and a replacement cost approach. If the tolling agreement is terminated and there is not a waiver from the lenders for this event of default, it is possible the lender would initiate foreclosure proceedings against LEP and Liberty. If the lenders foreclose on LEP and Liberty, we believe we could incur a pre-tax loss of an amount up to our recorded net book value with the potential of an additional loss due to an impairment of goodwill allocated to LEP as a result of the foreclosure. Under the tolling agreement, a non-defaulting party who terminates the tolling agreement is entitled to calculate its damages in accordance with specified criteria; the non-defaulting party is the only party entitled to damages. The defaulting party would be entitled to refer such damage calculation to arbitration. The institution of any arbitration could delay the receipt of such damages for an extended period of time. In addition, if PGET is the defaulting party, the payment of damages, if any, could be further delayed if PGET and one or more of the guarantors of PGET's obligations were to seek protection from creditors under the bankruptcy laws. Such filings also may result in LEP receiving significantly less in damages than those to which it might otherwise be entitled. In the event of a termination, if PGET is the defaulting party and LEP is entitled to the payment of damages as a result of the termination, any amounts recovered from PGET would be handled in accordance with the Liberty credit facility. The most likely result is that the damages would be paid into an account that is managed by the lenders under the credit facility, and LEP would not recover any such damages.

PROVIDER OF LAST RESORT AGREEMENTS

         As part of our acquisition of seven facilities located in Ohio and western Pennsylvania in April 2000, we entered into two provider of last resort contracts with Duquesne Light Company (DLC). Under these contracts, we are obligated for a specific period to provide energy to DLC to meet its obligations to satisfy the demands of any customer in the DLC service area that does not elect to buy energy from a competitive supplier as allowed by the

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

Pennsylvania state deregulatory initiatives or that elects to return to DLC as the designated provider of last resort. Under these contracts, we must provide all of the energy necessary to meet the contractual requirements with no minimum and no maximum quantity, and DLC must buy all of the energy needed to satisfy its provider of last resort obligation from us.

         The provider of last resort contracts are wholesale contracts between DLC and us, and we have no responsibility for selling energy directly to the related retail customers. Therefore, we have no involvement in billing retail customers or collecting amounts owed by retail customers.

         Under the initial provider of last resort contract (the POLR I Agreement), the prices we receive are a specified portion of DLC's current retail rates, which have been approved by the Pennsylvania Public Utility Commission (PAPUC), as adjusted for taxes and transmission line losses.

         The POLR I Agreement continues in effect for each rate class until the amount of DLC's stranded costs allocated to that rate class have been recovered through the surcharge being added to each customer's monthly bill. For most rate classes, all stranded costs have already been recovered; therefore, the provider of last resort obligation under the POLR I Agreement is satisfied for these rate classes.

         Upon completion of stranded cost recovery for any rate class, the energy requirements of such rate class are then provided under the second provider of last resort contract (the POLR II Agreement) between DLC and us from March 2002 until December 31, 2004. The POLR II Agreement becomes effective for each DLC retail customer class as that class comes off the retail tariff that relates to the POLR I Agreement. Except for one rate class, the POLR II agreement is expected to be completely phased in by October 2003. The POLR II Agreement differs from the originally applicable tariff and the POLR I Agreement in certain respects, including:

                  - the penalty for failure to deliver energy, which causes DLC to reduce energy provided to consumers, will be reduced from $1,000 to $100 per megawatt hour of shortfall under most circumstances (which penalty is still in addition to imbalance charges payable by us under both POLR Agreements with respect to such shortfall based on the applicable tariff rates); and

                  - we will be paid rates that are approximately 5 to 7 percent higher per megawatt hour, although the actual increase depends on actual demand in each rate class.

         Given the historical demand for energy from provider of last resort customers and the historical energy generation from our assets located in Ohio, Pennsylvania and West Virginia, we generally expect to produce more energy than needed to meet our provider of last resort obligations under the POLR Agreements. We will attempt to sell this excess energy into the market. The provider of last resort demand, however, will fluctuate on a continuous, real-time basis, and will likely peak during summer and winter, on weekdays, and during some hours of the day. This could cause the provider of last resort demand to be greater than the amount of energy we are able to generate at any given moment. As a result, we may need to purchase energy from the market to cover our contractual obligations. This is likely to occur at times of higher market prices, although the price we receive will be determined as described above and will not fluctuate with the market. This situation could also arise or worsen if we have operational problems at one or more of our generating facilities that reduce their ability to produce energy. Failure to provide sufficient energy could give rise to penalties under both the POLR I and POLR II Agreements. A severe under-delivery of energy that forces DLC to deny some customers energy could give rise to penalties of $1,000 per megawatt hour under the POLR I Agreement or $100 or $1,000 per megawatt hour under the POLR II Agreement, depending upon the circumstances of such under-delivery. As the number of rate classes eligible for provider of last resort service under the POLR I Agreement decreases, we will be potentially entitled to the reduced damages of $100 per megawatt hour under the POLR II Agreement with respect to more rate classes, so we believe that the risk of $1,000 per megawatt hour damages will decrease appreciably as more rate classes transition to the POLR II Agreement.

         In addition to providing energy to DLC under the POLR I and POLR II Agreements, we provide certain ancillary services to DLC under a separate ancillary services agreement. We provide the amount of such services necessary to meet DLC's pro rata share of its service territory's load at fixed rates per kilowatt per month for each such

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

service. Failure to provide the required amount of such services obligates us to pay certain market damages with respect to any shortfall.

CAPACITY SALE AND TOLLING AGREEMENT

         On November 18, 1998, Carr Street, a 102 megawatt natural gas-fired facility acquired from US Generating Company, LLC, entered into a Capacity Sale and Tolling Agreement (the Sales Agreement) with Constellation Power Source
(CPS) for a period of five years. Under the terms of the Sales Agreement, CPS provides all fuel to the Carr Street facility and receives from the facility all of the capacity, electric energy and other products generated by the facility. As consideration, Carr Street will receive capacity payments, electric revenue based on the amount of electric energy produced and sold to CPS, certain start-up fees and market steam reimbursable costs. The minimum required payment to be received by Carr Street is approximately $4 million in 2003. During the three months ended March 31, 2003, approximately $1 million has been recognized in operating revenues.

SUBSIDIARY GUARANTEE

         Orion Power and certain of its subsidiaries are guarantors of the Reliant Resources Amended and Restated Credit and Guaranty Agreement dated as of March 28, 2003, subject to certain limitations under the Orion 12% Senior Note Indenture. These limitations limit the amount of our guaranty based on the fixed charge ratio, consolidated tangible assets, and restricted payment ceiling tests. The Reliant Resources March 2003 credit facility also restricts Orion Power's and its subsidiaries ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy businesses and the ability to provide credit support for commercial obligations. Our failure to comply with these restrictions could result in an event of default under the Reliant Resources March 2003 credit facility that, if not cured or waived, could result in Reliant Resources being required to repay its borrowings before their due date.

COLLATERAL POSTINGS

         As a result of our credit rating downgrades in the first quarter of 2003, collateral requirements, which are based on a contractual provision relating to creditworthiness and market exposure, have been triggered pursuant to a power purchase agreement between Orion NY and Niagara Mohawk. In March 2003, $20 million was posted in a combination of cash and letters of credit. Due to reductions in market exposure, the collateral posting was reduced to $17 million in April 2003 and to $15 million in May 2003. In the event that our credit rating improves or Niagara Mohawk's market exposure is reduced, per the agreement, we may be entitled to a return of the collateral on deposit.

         Our credit rating downgrade has also triggered a provision in a power contract between Orion MidWest and one of its customers, which will require us to provide collateral of approximately $17 million. We are still in negotiations regarding the details of this posting.

PROPERTY TAX AGREEMENT WITH NIAGARA MOHAWK

         As part of the acquisition of the hydroelectric assets, Orion NY has entered into a tax savings sharing agreement with Niagara Mohawk. As part of this agreement, Niagara Mohawk will receive 25 percent of any funds received by Orion NY from the settlement of property tax litigation filed for the tax years 1994 through 1999, after expenses, not to exceed $20 million. Upon receipt of a settlement from the appropriate taxing authority, we will recognize a liability due to Niagara Mohawk for their 25% portion of the settlement proceeds. Orion NY has received favorable tax rulings from eleven local jurisdictions. Approximately $800,000 was paid to Niagara Mohawk in 2002. There were no payments made to Niagara Mohawk during the three months ended March 31, 2003. There are four more property tax jurisdictions for which judgment from the local tax authorities is pending. Upon settlement of the disputes in these remaining jurisdictions, obligations under this agreement will terminate.

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES

             FOR THE QUARTERLY PERIODS ENDED MARCH 31, 2002 AND 2003

ENVIRONMENTAL MATTERS

         In connection with the acquisition of 70 hydro plants in northern and central New York, three gas/oil-fired plants in New York City, and one gas/oil-fired plant in Central New York, Orion Power assumed the liability for the environmental remediation at several properties. Orion Power developed remediation plans for each of the subject properties and entered into Consent Orders with the New York State Department of Environmental Conservation (NYSDEC) at the three New York City sites and one hydro site for releases of petroleum and other substances by the prior owners. As of March 31, 2003, the undiscounted liability assumed and recorded by us for these assets was approximately $8 million, which we expect to pay out through 2006.

         In connection with the acquisition of MidWest assets by Orion Power, Orion Power became responsible for the liability associated with the closure of three ash disposal sites in Pennsylvania. As of March 31, 2003, the liability assumed and recorded by us for these disposal sites was approximately $11 million with $1 million to be paid over the next five years related to these liabilities.

         On an ongoing basis, we monitor our compliance with environmental laws. Due to the uncertainties associated with environmental compliance and remediation activities, future costs of compliance or remediation could be higher or lower than the amounts currently estimated and accrued.

REGULATORY

         On March 26, 2003, the FERC instituted proceedings directing RES and BP Energy Company (BP) to show cause why their market-based rate authority should not be revoked. RES provides services to us pursuant to a services agreement. See note 3 to our annual report for the year ended December 31, 2002 for further discussion of the services agreement. These proceedings arose in connection with certain actions taken by one of RES's traders and one of BP's traders relating to sales of electricity at the Palo Verde hub in Nevada. This was not related to sales of electricity generated by us. RES has responded to the FERC and contested the FERC's proposed remedy for the alleged conduct. We cannot predict the outcome of these matters or the impact they could have on us.

LITIGATION AND CLAIMS

         We are involved in other legal and environmental proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business. We believe that the effects on our consolidated financial statements, if any, from the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

                                      * * *

MANAGEMENT'S NARRATIVE ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW

         We own and operate electric generation facilities in New York, Ohio, Pennsylvania and West Virginia with an aggregate generating capacity of 6,721 megawatts, as of March 31, 2003. We typically sell our wholesale products to electric power retailers, which are the entities that supply power to consumers. Power retailers include independent service operators, regulated utilities, municipalities, energy supply companies, cooperatives, and retail "load" or customer aggregators.

         On February 19, 2002, the outstanding shares of common stock of Orion Power were acquired by merger (the Merger) by a wholly owned subsidiary of Reliant Resources, Inc. (Reliant Resources). The transaction resulted in the purchase by Reliant Resources of all of our outstanding shares of common stock for $26.80 per share in cash for an aggregate purchase price of approximately $2.9 billion. Reliant Resources funded the acquisition with a $2.9 billion credit facility and $41 million of cash on hand. As a result of the Merger, we became a wholly owned subsidiary of Reliant Resources.

         Reliant Resources accounted for the acquisition as a purchase with assets and liabilities of Orion Power reflected at their estimated fair values. The fair value adjustments related to the acquisition, which have been pushed down to Orion Power, primarily included adjustments in property, plant and equipment, goodwill, contractual rights and obligations, severance liabilities, debt, unrecognized pension and postretirement benefits liabilities and related deferred income taxes. For additional information regarding the acquisition, please see note 5 to our interim financial statements.

         Similar to other wholesale power generators, we typically sell three types of products: energy, capacity, and ancillary services. Energy refers to the actual electricity generated by our facilities and sold to intermediaries for ultimate transmission and distribution to consumers of electricity. Capacity refers to the physical capability of a facility to produce energy. Ancillary services generally are support products used to ensure the safe and reliable operation of the electric power supply system.

                       CONSOLIDATED RESULTS OF OPERATIONS

         The consolidated interim financial statements for the quarterly period ended March 31, 2003, include a change in method applied by Reliant Resources and its wholesale energy segment in allocating corporate, support services and other common costs to Orion Power and its subsidiaries. This change in methodology has been applied retroactively to all periods presented and Managements' Narrative analysis of Financial Condition and Results of Operations takes into consideration this restatement. However, for the three month period ended March 31, 2002, we were not fully integrated into Reliant Resources' operations and as a result, no corporate and other common costs were allocated by Reliant Resources or its subsidiaries to us. See note 1 to the attached consolidated interim financial statements.

THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THE PERIODS JANUARY 1, 2002 THROUGH FEBRUARY 19, 2002 AND FEBRUARY 20, 2002 THROUGH MARCH 31, 2002.

         Revenues. Our revenues were $275 million for the three months ended March 31, 2003 as compared to $122 million and $113 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. The increase of $40 million was primarily due to:

                  - a $38 million increase in energy revenues, excluding amortization of contractual rights and obligations, at our New York City facilities due to increased power prices, as a result of higher gas prices and an increase in power generation driven by a colder winter in New York in 2003 ;

                  - a $19 million increase in revenues at Orion Power MidWest, L.P. (MidWest facilities) primarily due to an 11% increase in power generation at the MidWest facilities;

                  - a $9 million increase in derivative gains on certain of our contracts for the MidWest facilities; and

                  - an $8 million increase in capacity revenues at our Liberty facility, which commenced operations in May 2002.

         These were partially offset by:

                  - a $21 million decrease in capacity revenues at the New York City facilities as capacity auction settlement prices declined due to more competitive bidding by us and our competitors; and

                  - an $18 million decrease in revenues due to the amortization of contractual rights and obligations, which prior to Reliant's acquisition of us, were not valued on our balance sheet. As a result of Reliant's acquisition, the fair value of these contracts was pushed down to our balance sheet as of the acquisition date and is being amortized over the life of the contracts.

         Operating expenses. Our operating expenses consisted of fuel expenses, purchased power, operations and maintenance expenses, general, administrative and development expenses, taxes other than income taxes (principally property taxes) and depreciation and amortization expense.

         Fuel. Fuel expenses were $111 million for the three months ended March 31, 2003 as compared to $43 million and $34 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. The increase of $34 million resulted primarily from a $39 million increase in fuel expenses at the New York City facilities due to an increase in fuel prices and volumes purchased. The MidWest facilities fuel cost decreased $1 million due to lower coal prices and improved operating efficiency partially offset by increased power generation. Also contributing to the decrease in fuel expenses is $3 million of amortization of contractual rights and obligations, which prior to Reliant's acquisition of us, were not valued on our balance sheet.

         Purchased power. Purchased power expenses were $10 million for the three months ended March 31, 2003 as compared to $3 million and $4 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. The $3 million increase is primarily due to an increase in power purchased at our MidWest facilities.

         Operations and maintenance. Operations and maintenance expenses were $46 million for the three months ended March 31, 2003 as compared to $22 million and $9 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. The increase of $15 million was primarily due to:

                  - a $6 million increase at the New York City facilities primarily due to increased planned gas turbine overhauls in 2003;

                  - a $3 million increase at the hydroelectric facilities due to increased maintenance expenses, increased insurance premiums and higher labor-related costs in 2003; and

                  - a $2 million increase in operating and maintenance expenses from the Liberty electric generating facility, which commenced operations in May 2002.

         General, administrative and development. General, administrative and development expenses were $22 million for the three months ended March 31, 2003 as compared to $86 million and $6 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. The decrease of $70 million is primarily due to costs incurred related to the Merger. For the period January 1, 2002 through February 19, 2002, we recognized $46 million in severance paid to former executives of Orion Power, $29 million in legal and consulting fees related to our acquisition by Reliant Resources, and $1 million in deferred compensation expense relating to full vesting and payout of Orion Power stock options. Also contributing to the decrease in general, administrative and development expenses was the elimination of the former Orion Power corporate office in Baltimore and a reduction of general and administrative activity at the regional offices. This was partially offset by a $20 million increase in corporate, support services and other common costs allocations from affiliates during the three months ended March 31, 2003. See note 3 to our interim financial statements. For the three months ended March 31, 2003, the total amount of support services costs allocated to us by REWSC was $20 million, of which, $4 million was billed and is payable by us and $16 million was recorded as a non-cash equity contribution from Reliant

Resources. During the three months ended March 31, 2002, we were not integrated into Reliant Resources' operations and as a result, no costs were allocated by REWSC to us.

         Taxes other than income taxes. Taxes other than income taxes were $20 million for the three months ended March 31, 2003 as compared to $9 million and $8 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. Higher taxes in 2003 are due to an 18% increase in property and school taxes at the New York City facilities.

         Depreciation and amortization. Depreciation and amortization expense was $37 million for the three months ended March 31, 2003 as compared to $26 million and $19 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. This decrease of $8 million was primarily due to adjustments in the fair value of our property, plant and equipment in the fourth quarter of 2002 and in February 2003 as a result of the Merger.

         Interest income. Interest income was $74,000 for the three months ended March 31, 2003 as compared to $1 million and $0.6 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. This decrease of $1.5 million is primarily attributable to lower cash on hand to earn interest for the three months ended March 31, 2003.

         Interest expense. Interest expense was $36 million for the three months ended March 31, 2003 as compared to $25 million and $12 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively. This decrease of $1 million was primarily a result of lower average debt balances outstanding during the period partially offset by increases in the interest rates paid on the Orion Power MidWest and New York Credit Agreements.

         Income tax expense. For the three months ended March 31, 2003 the effective tax rate was not meaningful as we had a $7 million pre-tax loss and a $5 million income tax benefit. For the periods January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, our effective tax rates were 42.5% and 36.2%, respectively. Our reconciling items for the federal statutory rate of 35% to the effective tax rate totaled $3 million and $0.2 million for the three months ended March 31, 2003 and 2002, respectively. The change in the reconciling items is primarily due to an increase in New York Empire Zone tax credits, as offset by a decrease in state income taxes.

         Net income (loss). As a result of the above factors, we recorded net income of $0.2 million for the three months ended March 31, 2003 as compared to a net loss of $52 million and net income of $13 million for the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, respectively.

                         LIQUIDITY AND CAPITAL RESOURCES

         The following table summarizes the net cash provided by (used in) operating, investing and financing activities for the three months ended March 31, 2003 and the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002:

                                           FORMER ORION                 CURRENT ORION
                                          ---------------    ----------------------------------
                                          JANUARY 1, 2002    FEBRUARY 20, 2002    FOR THE THREE
                                              THROUGH             THROUGH          MONTHS ENDED
                                            FEBRUARY 19,         MARCH 31,          MARCH 31,
                                               2002                 2002              2003
                                          ---------------    -----------------    -------------
                                           (IN MILLIONS)               (IN MILLIONS)
Cash provided by (used in):
   Operating activities...............        $    13            $   (60)            $   44
   Investing activities...............            (50)               (18)               (13)
   Financing activities...............            (54)                (9)               (21)

THREE MONTHS ENDED MARCH 31, 2003 AS COMPARED TO JANUARY 1, 2002 THROUGH FEBRUARY 19, 2002 AND FEBRUARY 20, 2002 THROUGH MARCH 31, 2002.

Cash Provided by (Used in) Operating Activities.

         Net cash provided by operating activities for the three months ended March 31, 2003 was $44 million as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, which provided $13 million and used $60 million of cash, respectively for a net use of $47 million during the combined period. The increase in cash provided by operating activities of $91 million was primarily due to:

                  - compensation, legal and consulting expenses of $76 million incurred during the period from January 1, 2002 through February 19, 2002 associated with the Merger, which were not incurred during the period February 20, 2002 through March 31, 2002 or during the three months ended March 31, 2003.

Cash Used in Investing Activities.

         Investing activities for the three months ended March 31, 2003 used $13 million as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, which used $50 million and $18 million of cash, respectively. The $55 million decrease resulted from a reduction in capital spending primarily due to the completion of the Liberty electric generating station and the cancellation of major development projects during 2002.

Cash Used in Financing Activities.

         Financing activities for the three months ended March 31, 2003 used $21 million of cash as compared to the periods from January 1, 2002 through February 19, 2002 and February 20, 2002 through March 31, 2002, which used $54 million and $9 million of cash, respectively. The $42 million decrease resulted primarily from lower net repayments of debt.

         As of March 31, 2003, cash and cash equivalents were $18 million and we had a working capital deficit of $55 million. Included in our working capital deficit is the working capital deficit at Liberty Electric PA, LLC of $238 million, which includes debt of $266 million that is non-recourse to Orion Power. See notes 7 and 8 to our interim financial statements for further discussion regarding Liberty. It also includes current restricted cash of $164 million that can only be used pursuant to our credit facilities and to fund the business activities of the subsidiaries that hold our facilities located in New York City and Central New York, our hydroelectric facilities in upstate New York, the Liberty electric generating station and our facilities located in the MidWest. For additional discussion on the credit facilities, see note 7 to our interim financial statements.

         Orion Power has outstanding $400 million aggregate principal amount of 12% senior notes (senior notes) due 2010. Credit agreements entered into by Orion MidWest and Orion NY contain requirements that may restrict these entities from making dividends, loans or advances to Orion Power for future interest payments on the senior notes. If at the time such payments are due, dividends, loans or advances are restricted under the Orion New York and Orion MidWest Credit Agreements, and funds generated from Orion Power's other subsidiaries or from other sources are insufficient, payment default under Orion Power's 12% senior notes may occur unless Reliant Resources elects to invest additional funds in Orion Power, which it is not obligated to do. On May 1, 2003, Reliant Resources contributed $15 million to Orion Power, as a partial funding of the semi-annual interest payment of $24 million on the 12% senior notes due May 1, 2003. See note 7 to our interim financial statements.

         The following table summarizes our credit capacity and liquidity position under our committed credit facilities at March 31, 2003:

                                                                                            COMMITMENTS         PRINCIPAL
                                                     TOTAL                                  EXPIRING BY     AMORTIZATION AND
                                                   COMMITTED   DRAWN    LETTERS OF  UNUSED   MARCH 31,          COMMITMENT
                                                    CREDIT    AMOUNT     CREDIT     AMOUNT     2004           EXPIRATION DATE
                                                   ---------  -------   ----------  ------  -----------  ------------------------
                                                                                (IN MILLIONS)
 Orion Power 12% senior notes                      $     400  $   400    $     -    $    -    $     -         May 2010
 Orion MidWest and Orion NY credit facilities....      1,312    1,312          -         -        102    June 2003 - October 2005
 MidWest revolving working capital facility......         75       40         15        20          -        October 2005
 New York revolving working capital facility.....         30        -         15        15          -        October 2005
 Liberty Credit Agreement (1)....................        288      266         17         5          8    April 2003 - April 2026

                                                   ---------  -------    -------    ------    -------
Total............................................  $   2,105  $ 2,018    $    47    $   40    $   110
                                                   =========  =======    =======    ======    =======

---------------
(1) Although the commitment is still available, in return for the waiver from the lenders under the Liberty credit agreement for the requirement that Liberty enforce all of its respective rights under the tolling agreement (see note 8 to our interim financial statements), Liberty has agreed that for the term of the waiver, it will not make draws on the working capital facility.

Capital Requirements and Contingencies.

         Long-term debt includes the 12% senior notes issued by Orion Power as well as the three credit facilities entered into by the operating subsidiaries, Orion NY, Orion MidWest and Liberty. Debt maturities and other obligations under various capital and operating leases, excluding Liberty (see below), will be funded through cash provided by operations and revolving working capital facilities, as necessary. The environmental liabilities were assumed through the acquisition of the New York and MidWest assets. These obligations are the projected remediation costs to satisfy our environmental obligations and will be funded through cash provided by operations.

         Liberty Electric Generating Station Contingency. Liberty Electric Power, LLC (LEP), an indirect wholly owned subsidiary of Orion Power, currently receives a fixed monthly payment from PG&E Energy Trading-Power, L.P. (PGET) under a tolling agreement. If the tolling agreement is terminated, (a) LEP would need to find a power purchaser or tolling customer to replace PGET or sell the energy and/or capacity in the merchant energy market and (b) the gas transportation agreement that PGET utilizes in connection with the tolling agreement will revert to LEP, and LEP will be required to perform the obligations currently being performed by PGET under the gas transportation agreement, including the posting of $5 million in credit support. See note 8 to our interim financial statements.

         No assurance can be given that LEP would have sufficient cash flow to pay all of its expenses or enable Liberty to make interest and scheduled principal payments under the Liberty credit facility as they become due if the tolling agreement is terminated. The termination of the tolling agreement may cause both Liberty and LEP to seek other alternatives, possibly including reorganization under the bankruptcy laws. We would not be in default under our other debt agreements if any of these events occur at Liberty. As of December 31, 2002 and March 31, 2003, the combined net book value of LEP and Liberty was $425 million and $367 million, respectively, excluding the non-recourse debt obligations of $268 million and $266 million, respectively.

Credit Ratings.

         During 2002 and 2003, Moody's and Standard & Poor's downgraded our credit rating. Credit ratings impact our ability to obtain short-term and long-term financing, the cost of such financing and the execution of its commercial strategies. Our credit ratings for our senior unsecured notes, as of May 1, 2003, are as follows:

  DATE ASSIGNED                      RATING AGENCY                              RATING
-----------------                 ---------------------            ----------------------------------
November 27, 2002                 Moody's (1)                      B3, review for potential downgrade
April 2, 2003                     Standard & Poor's (2)            CCC+, CreditWatch developing

------------
(1) On November 27, 2002, Moody's downgraded our senior unsecured rating to B3 from Ba3.

(2) On April 2, 2003, Standard & Poor's increased our senior unsecured rating to CCC+ from CC and our corporate credit rating was also upgraded from CCC to B (previously, on March 27, 2003, Standard & Poor's downgraded our senior unsecured rating to CC from CCC and our corporate credit rating was also downgraded from B- to CCC).

         We have been adversely impacted by our previous downgrade to sub-investment grade in connection with certain commercial agreements. In most cases, the consequences of rating downgrades are limited to the requirement by our counterparties that we provide credit support to them in the form of a pledge of cash collateral, a letter of credit or other similar credit support.

         As a result of our credit rating downgrades in the first quarter of 2003, collateral requirements, which are based on a contractual provision relating to creditworthiness and market exposure, have been triggered pursuant to a power purchase agreement between Erie Boulevard Hydropower, L.P and Niagara Mohawk. In March 2003, $20 million was posted in a combination of cash and letters of credit. Due to reductions in market exposure, the collateral posting was reduced to $17 million in April 2003 and to $15 million in May 2003. In the event that our credit rating improves or Niagara Mohawk's market exposure is reduced, per the agreement, we may be entitled to a return of the collateral on deposit.

         Our credit rating downgrade has also triggered a provision in a power contract between Orion MidWest and one of its customers, which will require us to provide collateral of approximately $17 million. We are still in negotiations regarding the details of this posting.

         We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agencies. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

       CHANGES IN ACCOUNTING PRINCIPLES AND NEW ACCOUNTING PRONOUNCEMENTS

         For discussion regarding changes in accounting principles and new accounting pronouncements that impact us, see note 2 to our interim financial statements.

                                      * * *